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                      THE NEW VISUAL ENTERTAINMENT, INC.

                                  EXHIBIT 11

                     COMPUTATION OF LOSS PER COMMON SHARE


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                                                 THREE MONTHS ENDED JANUARY 31
                                                 -----------------------------

                                                       1997           1996
                                                      --------       --------
ENDING MARKET PRICE PER SHARE                         $.50           N/A
                                                      --------       --------
AVERAGE MARKET PRICE PER SHARE                        $.84           N/A
                                                      --------       --------
PRIMARY LOSS PER SHARE:

Net loss before preferred stock dividends             $(349,421)     $(4,931)

ADD:
Cumulative preferred stock dividend (3)                (75,000)
                                                      ---------     ---------
Net loss applicable to common shares                  $(424,421)     $(4,931)
                                                      ==========    =========

Weighted average number of  shares outstanding       12,756,941    1,543,983
                                                     ==========    =========

Primary loss per share                                 (.033)         (.003)
                                                     ==========    =========

FULLY DILUTED LOSS PER SHARE:

Net loss for fully dilutive loss per share            $(349,421)     $(4,931)

Add back: Convertible interest                              623
                                                      ---------
Net loss for fully dilutive loss per share             (348,798)
                                                      ==========

Weighted average number of shares outstanding

        Primary weighted average number of shares    12,756,941    1,543,983

        Preferred conversion                            600,000

       Convertible debt to be converted                 131,143

                                                      ----------    ---------

Weighted average number of shares outstanding        13,488,084    1,543,983
                                                     ==========    =========

FULLY DILUTED LOSS PER SHARE(2)                           (.026)      (.003)
                                                     ===========   ==========

COMPUTATION OF WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING:


                                                      Total Number
                                                      Of Shares       1997

Outstanding Shares as of November 1, 1996             12,425,227      12,425,227

Common Stock issued on November 15, 1996                 256,400         213,581

Common Stock issued on December 15, 1996                 112,800          56,400

Common Stock issued on January 15, 1997                  370,400          61,733
                                                                       ---------
                                                                      12,756,941
                                                                      ==========

(1) Shares assumed to be repurchased under the treasury stock method:
        Primary common stock equivalents are assumed to be repurchased at average market price
        Fully diluted common stock equivalents are assumed to be repurchased at the greater of average or ending market price

(2) Fully diluted loss per share will br anti-dilutive therefore not seperately disclosed on the financial statements.
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